EXHIBIT 99.1

VUME LIVE Super App Announces Addition of Live Radio Stations

Topic: Product Announcements

Monday, 03 March 2025 01:15 PM

TPT Global Tech Super App, VuMe Live, Now Lets Users Listen To Live Radio!

SAN DIEGO, CALIFORNIA / ACCESS Newswire / March 3, 2025 / TPT Global Tech (OTC PINK:TPTW), has arranged for its all-new Super App VüMe Live to broadcast live radio. The initial offering is for twelve radio stations to air during beta testing and will look to expand to stations from both United States and International markets when VüMe Live has its official launch later this Spring. As part of this collection, the initial stations include:

•	Radio WViK 90.3 FM an NPR station covering news, music, arts, and culture.
•	Radio WJER 100.9 providing talk, news, weather, & sports from Ohio;
•	Radio J1HD 99.1 broadcasting the top hits from Southern California to Tokyo;
•	Radio WUSX-FM 98.5 featuring talk radio coming out of Delaware;
•	Radio WBCM 100.1 broadcasting classic country, bluegrass, and Americana;
•	Eardrum Buzz Radio with an eclectic mix of Indie Rock;
•	Radio WDDT broadcasting Online Classic Hits And Oldies from Mississippi;
•	KGHY 88.5 KGHY airing Southern gospel from the heart of Texas;
•	Christian FM streaming Christian radio from Vero Beach, FL;
•	KLNX-LP a commercial-free, all-volunteer operated, non-profit radio station.

The radio stations are another example of the eclectic mix of entertainment VüMe Live offers users of the Super App. VüMe Live, America's first Super App, offers a comprehensive all-in-one digital ecosystem-seamlessly integrating live news, sports, concerts, e-learning, shopping and social media. From exclusive content by Blue Collar Productions to interactive community features, VüMe Livemerges the best aspects of TikTok, Instagram, YouTube, Facebook, Reddit, and X within a secure, U.S.-based platform, revolutionizing how users connect, create, consume and monetize content-all in one app with unlimited possibilities.

Stephen J. Thomas III, CEO of TPT Global Tech, shared his thoughts about the launch of VüMe Live and the radio stations offering: "Giving our VüMe Liveusers access to radio stations from around the world is another example of how we are bringing content creators from around into the VüMe Live ecosystem. Soon, all VüMe Live users will be able to broadcast and monetize their offerings to a worldwide audience."

The VüMe Live Super App is now in beta and available for download on Android and iOS, setting the stage for a new era of digital content consumption. www.vumesuperapp.com

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About TPT Global Tech

TPT Global Tech, Inc. (OTC:TPTW) is a technology and telecommunications company specializing in smart city development, digital media, and advanced tech solutions. Its VüMe Super App integrates a wide range of digital services into a single, user-friendly platform, offering a next-generation digital experience for consumers and businesses alike.

Contact Information

Rick Eberhardt

COO

rick@tptglobaltech.com

702-556-7096

For more information, please visit www.tptglobaltech.com.

SOURCE: TPT Global Tech, Inc.

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